Exhibit 4.2

Execution Version

GCI, Inc.,

as Issuer

6.875% Senior Notes due 2025

SUPPLEMENTAL INDENTURE

Dated as of April 28, 2017

MUFG Union Bank, N.A.,
as Trustee

SUPPLEMENTAL INDENTURE, dated as of April 28, 2017 (this “Supplemental Indenture”), between GCI, Inc., an Alaska corporation, as Issuer, and MUFG Union Bank, N.A., a New York banking corporation, as Trustee.

RECITALS

WHEREAS, the Issuer and the Trustee have entered into that certain Indenture, dated as of April 1, 2015 (the “Original Indenture,” and as amended and supplemented by this Supplemental Indenture, the “Indenture”), pursuant to which the Issuer has issued its 6.875% Senior Notes due 2025 (the “Notes”);

WHEREAS, the Issuer has solicited consents (“Consents”) from the Holders of the Notes to amend the Original Indenture in connection with the reorganization transactions contemplated by the Agreement and Plan of Reorganization entered into by and among General Communication, Inc., an Alaska corporation and the parent company of the Issuer, Liberty Interactive Corporation and Liberty Interactive LLC (the “Reorganization Agreement”), pursuant to a Consent Solicitation Statement, dated April 12, 2017 (the “Consent Solicitation Statement”);

WHEREAS, the Holders of a majority in aggregate principal amount of the outstanding Notes as of 5:00 p.m. New York City time on April 12, 2017, have validly delivered, and not validly revoked, Consents to the proposed amendment to the Original Indenture set forth in this Supplemental Indenture and the Issuer has paid the Consent Fee (as defined in the Consent Solicitation Agreement) in accordance with the terms of the Consent Solicitation Statement;

WHEREAS, in accordance with Section 9.2 of the Original Indenture, the Issuer has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) copies of resolutions of the Board of Directors of the Issuer authorizing the execution of this Supplemental Indenture; (ii) evidence satisfactory to the Trustee of the Consents described in the immediately preceding paragraph, and (iii) the Officer’s Certificate and Opinion of Counsel required by Section 9.2 of the Original Indenture; and

WHEREAS, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the premises hereof, the parties have executed and delivered this Supplemental Indenture, and the Issuer and the Trustee agree for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes, as follows:

SECTION 1.         Capitalized Terms.

Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Original Indenture.

SECTION 2.         Effectiveness.

(a)           The amendments to the Original Indenture set forth in Section 3 of this Supplemental Indenture shall become effective and operative immediately prior to the merger of the Issuer with and into GCI, LLC that will occur prior to the Contribution (as defined in the Reorganization Agreement) and in connection with the other Transactions (as defined in the Reorganization Agreement) (the “Supplemental Indenture Effective Date”).  If the Reorganization Agreement is irrevocably terminated, the amendments to the Original Indenture set forth in Section 3 of this Supplemental Indenture shall terminate and be of no force or effect.

(b)           The amendment to the Original Indenture set forth in Section 4 of this Supplemental Indenture shall become effective and operative on the date of this Supplemental Indenture, and shall remain effective and operative regardless of whether the Reorganization Agreement is terminated.

SECTION 3.         Amendments to Original Indenture to Take Effect on Supplemental Indenture Effective Date.

From and after the Supplemental Indenture Effective Date, for all purposes of the Original Indenture, this Supplemental Indenture and the Notes:

(a)           The definitions of the following terms in Section 1.1 of the Original Indenture are amended and restated to read in full as follows:

“Asset Sale” means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger or a Sale and Leaseback Transaction) by such Person or any of its Subsidiaries (or, in the case of the Issuer, its Restricted Subsidiaries) in any single transaction or series of transactions of (a) shares of Capital Stock or other ownership interests in another Person (including, with respect to the Issuer and its Restricted Subsidiaries, Capital Stock of Unrestricted Subsidiaries and Liberty Subsidiaries) or (b) any other Property of such Person or any of its Restricted Subsidiaries; provided, however, that the term “Asset Sale” shall not include: (i) the sale or transfer of Temporary Cash Investments, inventory, accounts receivable or other Property (including, without limitation, the sale or lease of excess satellite transponder capacity and the sale or lease of excess fiber capacity) in the ordinary course of business; (ii) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Issuer or any Restricted Subsidiary, as the case may be; (iii) the liquidation of Property received in settlement of debts owing to such Person or any of its Restricted Subsidiaries as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to such Person or any of its Restricted Subsidiaries in the ordinary course of business; (iv) with respect to the Issuer, any asset disposition permitted pursuant to Article V that constitutes a disposition of all or substantially all of the Issuer’s Property; (v) a Sale and Leaseback Transaction with respect to any assets within 90 days of the acquisition thereof; (vi) the sale or transfer of any Property by such Person or any of its Restricted Subsidiaries to such Person or any of its Restricted Subsidiaries; (vii) the Incurrence of a Lien otherwise than in contravention of the provisions of Section 4.16 hereof (and the exercise of any power of sale or other remedy thereunder); (viii) issuances of Capital Stock by a Restricted Subsidiary to the Issuer or to a Restricted Subsidiary; (ix) any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary; (x) a disposition in the form of a Restricted Payment permitted to be made pursuant to Section 4.13 or a Permitted Investment; or (xi) a disposition (taken together with any other dispositions in a single transaction or series of related transactions) with a Fair Market Value and a sale price of less than $10 million.

“Board of Directors” of any Person means the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board, or, if such Person is not a corporation, the equivalent decision-making body of such Person or any committee thereof duly authorized to act on behalf of such decision-making body.

“Capital Stock Sale Proceeds” means (x) the aggregate Net Cash Proceeds received by the Issuer from the issue or sale (other than to a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any Subsidiary of the Issuer) by the Issuer of any class of its Capital Stock (other than Disqualified Stock) after the Issue Date or capital contributions and (y) the Fair Market Value of marketable securities or other property contributed after the Issue Date by existing holders of its Capital Stock (other than Disqualified Stock).

“Change of Control” means the occurrence of one or more of the following events:

(1)           any sale, lease, exchange or other transfer (in one transaction or a series of related transactions), but other than by way of merger or consolidation, of all or substantially all of the assets of the Issuer or Parent to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Indenture) other than to the Permitted Holders;

(2)           the approval by the holders of Capital Stock of the Issuer or Parent, as the case may be, of any plan or proposal for the liquidation or dissolution of the Issuer or Parent, as the case may be (whether or not otherwise in compliance with the provisions of this Indenture); or

(3)           any Person or Group (other than the Permitted Holders, any entity formed by Parent for the purpose of owning Capital Stock of the Issuer or any direct or indirect wholly owned Subsidiary of Parent) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by Voting Stock of the Issuer or Parent;

provided, however, that none of the events contemplated by the Transactions shall constitute a Change of Control.

“Consolidated Interest Expense” means, for any Person, for any period, the amount of interest in respect of Indebtedness (including amortization of original issue discount, fees payable in connection with financings, including commitment, availability and similar fees, and amortization of debt issuance costs, non-cash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under, and the net costs associated with, any Interest Rate Agreement, however denominated, with respect to such Indebtedness), the amount of dividends in respect of Disqualified Stock paid by such Person, the amount of Preferred Stock dividends in respect of all Preferred Stock of Subsidiaries of such Person held other than by such Person or a Subsidiary (other than any Unrestricted Subsidiary or Liberty Subsidiary) of such Person, commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, and the interest component of rentals in respect of any Capital Lease Obligation paid, accrued or scheduled to be paid or accrued by such Person during such period, determined on a consolidated basis for such Person and its Subsidiaries (or, in the case of the Issuer, its Restricted Subsidiaries) in accordance with GAAP consistently applied.  For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP consistently applied.

“Consolidated Net Income” of a Person means for any period, the net income (loss) of such Person and its Subsidiaries determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:  (i) with respect to the Issuer, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (a) subject to the limitations contained in clause (iii) below, the Issuer’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (b) the Issuer’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary or Liberty Subsidiary) for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Issuer or a Restricted Subsidiary during such period, (ii) with respect to the Issuer, any net income (loss) of any Restricted Subsidiary other than a Guarantor if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer, except that (a) subject to the limitations contained in clause (iii) below, the Issuer’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause) and (b) the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (iii) any gains or losses realized upon the sale or other disposition of any Property of such Person or its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business, (iv) any extraordinary gain or loss and (v) the cumulative effect of a change in accounting principles.

Notwithstanding the provisions of clause (ii) in the preceding paragraph, in the event that Consolidated Net Income is being calculated with respect to the Issuer or any Surviving Entity (a) for purposes of determining whether the Issuer or any Surviving Entity could incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the first paragraph of Section 4.11 for purposes of (i) clause (b) of the first sentence under Section 4.13 or (ii) clause (3) under Section 5.1 or (b) for purposes of calculating Cumulative EBITDA for purposes of clause (c) of the first sentence of Section 4.13, then such clause (ii) shall be disregarded.

Notwithstanding the provisions of clause (ii) in the first paragraph of this definition, in the event that Consolidated Net Income is being calculated with respect to the Issuer for purposes of determining whether the Incurrence of Indebtedness proposed to be Incurred is permissible under clause (a) of the first paragraph of Section 4.11 and clause (i)(b) of the definition of “Permitted Indebtedness”, then restrictions on the payment of dividends or the making of distributions to the Issuer by GCI Holdings referred to in clause (1)(iii) of Section 4.18 shall be disregarded.

“Guarantor” means any Restricted Subsidiary or Liberty Subsidiary of the Issuer that Guarantees the Issuer’s obligations under this Indenture and the Notes, including such Guarantees entered into after the date of this Indenture pursuant to Section 4.19.

“Non-Recourse Indebtedness” means Indebtedness of a Person (i) as to which neither the Issuer nor any of the Restricted Subsidiaries (other than such Person or any Subsidiaries of such Person (or, in the case of any Liberty Subsidiary, other than such Person or any Subsidiaries of such Person that are Liberty Subsidiaries) or if recourse is limited as provided in clause (ii) below, the holders of the Capital Stock in such Person) (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise); and (ii) the incurrence of which will not result in any recourse against any of the assets of the Issuer or the Restricted Subsidiaries (other than to the assets of such Person and its

Subsidiaries (or, in the case of any Liberty Subsidiary, other than such Person or any Subsidiaries of such Person that are Liberty Subsidiaries) and other than to the Capital Stock in such Person).

“Permitted Holders” means (i) each of John C. Malone and Gregory B. Maffei (whether such persons are acting individually or in concert), and their respective spouses, siblings or lineal descendants (including adoptees), (ii) any trusts or private foundations created primarily for the benefit of, or controlled at the time of creation by, any of the persons described in clause (i), or any trusts or private foundations created primarily for the benefit of any such trust or private foundation or for charitable purposes, (iii) in the event of the incompetence or death of any of the persons described in clause (i), such person’s estate, executor, administrator, committee or other personal representative or similar fiduciary or beneficiaries, heirs, devisees or distributees, in each case, who at any particular date shall beneficially own shares of the Issuer, (iv) any group consisting solely of persons described in clauses (i) through (iii) and (v) the General Communication, Inc. Employee Stock Purchase Plan.

“Permitted Investment” means an Investment by the Issuer or any Restricted Subsidiary in:  (i) a Restricted Subsidiary or a  Person which will, upon the making of such Investment, become a Restricted Subsidiary; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to (after which such other Person shall cease to exist or shall remain a “shell” corporation), the Issuer or a Restricted Subsidiary; (iii) cash and Temporary Cash Investments; (iv) accounts receivable owing to the Issuer or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments; (vii) loans and advances to employees of Parent, the Issuer or a Restricted Subsidiary made in the ordinary course of business consistent with past practice of Parent, the Issuer or such Restricted Subsidiary, as the case may be; (viii) Investments existing as of the date of this Indenture, and any amendment, modification, extension or renewal thereof to the extent such amendment, modification, extension or renewal does not require the Issuer or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith; (ix) any Investment consisting of a Guarantee permitted under clause (viii) of the definition of “Permitted Indebtedness”; (x) Investments made as a result of the receipt of non-cash consideration from any Asset Sale made pursuant to and in compliance with Section 4.17 or any other sale of assets permitted by this Indenture; (xi) Investments made as part of the Transactions; (xii) an Investment by the Issuer or a Restricted Subsidiary in a Liberty Subsidiary that consists of a capital contribution (by means of any transfer of cash or other property), the proceeds of which are then promptly used to make a capital contribution, dividend or distribution to a Restricted Subsidiary; and (xiii) other Investments made pursuant to this clause (xiii) at any time, and from time to time, after the date of this Indenture, in addition to any Permitted Investments described in clauses (i) through (xii) above, in an aggregate amount at any one time outstanding not to exceed $50 million.

“Permitted Refinancing Indebtedness” means any extensions, renewals, refinancings, replacements or refundings of any Indebtedness, including any successive extensions, renewals, substitutions, refinancings, replacements or refundings so long as (i) the aggregate amount of Indebtedness represented thereby is not increased by such extension, renewal, refinancing, replacement or refunding (other than to finance fees and expenses, including any premium and defeasance costs, incurred in connection therewith), (ii) the Average Life of such Indebtedness is equal to or greater than the Average Life of the Indebtedness being extended, renewed, refinanced, replaced or refunded, (iii) the Stated Maturity of such Indebtedness is no earlier than the Stated Maturity of the Indebtedness being extended, renewed, refinanced, replaced or refunded and (iv) the new Indebtedness shall not be senior in right of payment to the Indebtedness that is being extended, renewed, refinanced, replaced or refunded; provided, that Permitted Refinancing Indebtedness shall not include (a) Indebtedness of a Subsidiary that extends, renews, refinances, replaces or refunds, Indebtedness of the Issuer or (b) Indebtedness of the Issuer or a Restricted Subsidiary that extends, renews, refinances, replaces or refunds Indebtedness of an Unrestricted Subsidiary or a Liberty Subsidiary.

“Restricted Payment” means (i) any dividend or distribution (whether made in cash, Property or securities) declared or paid on or with respect to any shares of Capital Stock of the Issuer or Capital Stock of any Restricted Subsidiary or Liberty Subsidiary except for any dividend or distribution which (a) is made solely by a Restricted Subsidiary to the Issuer or another Restricted Subsidiary (and, if such Restricted Subsidiary is not wholly owned, to the other holders of Capital Stock of such Restricted Subsidiary on a pro rata basis), (b) is made solely by a Restricted Subsidiary to a Liberty Subsidiary the proceeds of which are then promptly used to make a dividend, distribution or capital contribution to the Issuer or another Restricted Subsidiary, (c) is made solely by a Liberty Subsidiary to another Liberty Subsidiary or (d) is payable solely in shares of Capital Stock (other than Disqualified Stock) of the Issuer; (ii) a payment made by the Issuer, any Restricted Subsidiary or any Liberty Subsidiary to purchase, redeem, acquire or retire any Capital Stock of the Issuer or Capital Stock of any Affiliate of the Issuer (other than a Restricted Subsidiary or a Liberty Subsidiary) or any warrants, rights or options to directly or indirectly purchase or acquire any such Capital Stock or any securities exchangeable for or convertible into any such Capital Stock;  (iii) a payment made by the Issuer, any Restricted Subsidiary or any Liberty Subsidiary to redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment (other than the purchase, repurchase, or other acquisition of any Indebtedness subordinate in right of payment to the Notes purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), Indebtedness of the Issuer which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes; or (iv) an Investment (other than Permitted Investments) in any Person.

“Restricted Subsidiary” means (i) any Subsidiary of the Issuer on or after the Issue Date unless such Subsidiary (x) shall have been designated an Unrestricted Subsidiary as permitted or required pursuant to the definition of “Unrestricted Subsidiary” or (y) is a Liberty Subsidiary, (ii) an Unrestricted Subsidiary which has had its designation as such revoked as permitted pursuant to the definition of “Unrestricted Subsidiary” or (iii) a Liberty Subsidiary which is redesignated  a Restricted Subsidiary as permitted pursuant to Section 4.22.

“Significant Subsidiary” shall have the meaning set forth in Rule 1.02(w) of Regulation S X under the Securities Act as in effect on the Issue Date; provided, however, that for purposes of this definition only, (i) subclause (3) of such Rule 1.02(w) shall be disregarded and (ii) “Significant Subsidiary” shall include any Subsidiary (and its Subsidiaries) whose EBITDA comprises more than 10% of the EBITDA of the Issuer for the most recently completed fiscal year; and provided, further, that no Unrestricted Subsidiary or Liberty Subsidiary shall be deemed a Significant Subsidiary.

“Unrestricted Subsidiary” means:  (i) Unicom, Inc., (ii) GCI Community Development, LLC, (iii)  Subsidiaries of the Issuer designated as Unrestricted Subsidiaries pursuant to Section

4.22, (iv) a Liberty Subsidiary which is redesignated as an Unrestricted Subsidiary as permitted pursuant to Section 4.22 and (v) any Subsidiary of any Subsidiary described in the foregoing clauses (i) through (iv), in each case, until its status as an Unrestricted Subsidiary is revoked in accordance with Section 4.22.

(b)           Section 1.1 of the Indenture is amended by adding the following defined terms in appropriate alphabetical order:

“Broadband Holdco” means a to be formed Delaware limited liability company, and its successors, which, at the Contribution Effective Time, will hold  Liberty’s entire equity interest in Liberty Broadband Corporation, which as of the Consent Date consisted of 42,681,842 shares of Series C common stock.

“Consent Date” means the date on which Issuer commenced its solicitation of consents from registered holders of Notes pursuant to the Consent Solicitation Statement.

“Consent Solicitation Statement” means the Issuer’s Consent Solicitation Statement, dated April 12, 2017, as amended from time to time, relating to the solicitation of certain consents from holders of Notes.

“Consolidated Net Asset Test” means (a) the Fair Market Value of the consolidated assets of the Liberty Subsidiaries (other than any Restricted Subsidiaries) minus (b) the consolidated Indebtedness of the Liberty Subsidiaries (other than any Restricted Subsidiaries) (the result of (a) minus (b), the “Consolidated Net Assets”) equals at least $3.0 billion.

“Contributed Ventures Assets” means any Property owned by one or more of the Liberty Subsidiaries and all income, proceeds, distributions or collections received from, or cash proceeds from borrowings of Liberty Subsidiaries secured by, such Property.

“Liberty Subsidiary” means (i) the following Subsidiaries of Liberty (as of the Consent Date) to be contributed to the Issuer pursuant to the Reorganization Agreement: Broadband Holdco; BCY Holdings, Inc., a Delaware corporation, Celebrate Interactive LLC, a Delaware limited liability company; Centennial Rural Development, Inc., a Delaware corporation; Cool Kicks Media, LLC, a Delaware limited liability company; Evite, Inc., a Delaware corporation; Liberty Digital Commerce, LLC, a Delaware limited liability company; Liberty Interactive Advertising, LLC, a Delaware limited liability company;  LIC Tree, LLC, a Delaware limited liability company; LIC Tree 2, LLC, a Delaware limited liability company; LIC Ventures Marginco, LLC; a Delaware limited liability company; LMC Lockerz, LLC; a Delaware limited liability company;  LMC Social, LLC, a Delaware limited liability company; LV Basket Marginco, LLC, a Delaware limited liability company; LV Bridge; Provide Gifts, Inc., a Delaware corporation; Ventures Holdco; and any other Subsidiary of Liberty contributed to the Issuer pursuant to the Reorganization Agreement, in each case including the successor of any of the foregoing Persons, and (ii) any Subsidiary of the Issuer designated as a Liberty Subsidiary in accordance with Section 4.22.  A Liberty Subsidiary shall not be deemed a Restricted Subsidiary or an Unrestricted Subsidiary unless and until such Liberty Subsidiary is redesignated a Restricted Subsidiary or an Unrestricted Subsidiary, as the case may be, in accordance with Section 4.22.

“LV Bridge” means LV Bridge LLC, a Delaware limited liability company, which, at the Contribution Effective Time, will hold Liberty’s entire equity interest in Charter

Communications, Inc., which as of the Consent Date consisted of 5,358,401 shares of Class A common stock.

“Permitted Liberty Indebtedness” means any and all of the following: (i) Indebtedness of a Liberty Subsidiary owing to and held by any other Liberty Subsidiary; provided that any event that results in a Liberty Subsidiary ceasing to be a Liberty Subsidiary or any subsequent transfer of any such Indebtedness (except to a different Liberty Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof, (ii) Indebtedness constituting Guarantees by a Liberty Subsidiary of Indebtedness of another Liberty Subsidiary, (iii) Indebtedness constituting Guarantees by a Liberty Subsidiary of Indebtedness of the Issuer or a Restricted Subsidiary to the extent such Guarantee is permitted to be incurred in accordance with the provisions of this Indenture and subject to the limitations on the granting of such Guarantees set forth in Section 4.23 and (iv) Indebtedness by LV Bridge constituting Guarantees or any contingent obligation in respect of the Parent Charter Exchangeable Debentures and (v) Indebtedness under Interest Rate Agreements entered into for the purpose of limiting interest rate risks, provided, that the obligations under such agreements are related to payment obligations on Indebtedness otherwise permitted by the terms of Section 4.23(l) (including by reference to this definition).

“Ventures Holdco” means a to be formed Delaware limited liability company, and its successors, which, at the Contribution Effective Time, will hold certain of Liberty’s Liberty Ventures assets.

(c)           Section 1.4 of the Original Indenture is amended and restated to read in full as follows:

“Section 1.4          Rules of Construction.

Unless the context otherwise requires:

(a)           a term has the meaning assigned to it;

(b)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)           “or” is not exclusive;

(d)           words in the singular include the plural, and in the plural include the singular;

(e)           provisions apply to successive events and transactions; and

(f)            references to sections of or rules under the Securities Act, the Exchange Act and the TIA shall be deemed to include substitute, replacement and successor sections or rules adopted by the Commission from time to time.

For the avoidance of doubt, no Liberty Subsidiary shall be subject to Sections 4.11, 4.13, 4.14, 4.16, 4.17, 4.18 or 4.19; rather, the Liberty Subsidiaries shall be subject to Section 4.23.”

(d)           Section 4.4 of the Original Indenture is amended and restated to read in full as follows:

“Section 4.4          Corporate Existence.

Subject to Article V, the Issuer will do or cause to be done all things necessary to preserve and keep in full force and effect the corporate, limited liability company or similar existence, rights (charter and statutory), licenses and franchises of the Issuer and each of the Restricted Subsidiaries; provided, however, that the Issuer will not be required to preserve any such existence, right, license or franchise if the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and the Restricted Subsidiaries as a whole and that the loss thereof is not adverse in any material respect to the Holders; provided, further, that the foregoing will not prohibit a sale, transfer or conveyance of a Subsidiary of the Issuer or any of its assets in compliance with the terms of this Indenture.”

(e)           Section 4.8 of the Original Indenture is amended and restated to read in full as follows:

“Section 4.8          Books and Records.

The Issuer will, and will cause each of the Restricted Subsidiaries and Liberty Subsidiaries to, keep proper books of record and account, in which full and correct entries will be made of all financial transactions and the assets and business of the Issuer and each Restricted Subsidiary and Liberty Subsidiary of the Issuer in accordance with GAAP, consistently applied.”

(f)            Section 4.9 of the Original Indenture is amended and restated to read in full as follows:

“Section 4.9          Compliance Certificate.

The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Issuer, the Restricted Subsidiaries and the Liberty Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer, the Restricted Subsidiaries and the Liberty Subsidiaries have kept, observed, performed and fulfilled their respective obligations under this Indenture in all material respects, and further stating, as to the Officer signing such certificate, that to the best of his or her knowledge the Issuer, the Restricted Subsidiaries and the Liberty Subsidiaries have kept, observed, performed and fulfilled each and every covenant contained in this Indenture applicable to them in all material respects and are not in Default in the performance or observance of any of the terms, provisions and conditions of this Indenture (and, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default, and the actions being taken by the Issuer to address the matter) of which he or she may have knowledge, and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which, payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event.

The Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith (and in any event within five Business Days) upon any Officer of the Issuer becoming aware of any Default or Event of Default an Officer’s Certificate specifying such Default or Event of Default and the measures being taken to remedy or cure such Default or Event of Default.”

(g)                                  Section 4.10 of the Original Indenture is amended and restated to read in full as follows:

“Section 4.10                       Commission Reports.

The Issuer shall file with the Trustee and provide Holders, within 15 days after it files with the Commission, copies of its annual report and the information, documents and other reports which the Issuer is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act; provided, that the foregoing requirement shall be deemed satisfied by Parent’s filings with the Commission if Parent provides a full and unconditional guarantee of the Notes and its financial statements include, in a footnote,  the condensed consolidating financial information required by Rule 3-10(d) of Regulation S-X under the Exchange Act.  Notwithstanding that the Issuer may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer shall continue to file with the Commission and provide the Trustee and Holders with the annual reports and the information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a United States corporation that is a non-accelerated filer subject to such sections at the times specified for filing of such information; provided, however, that the Issuer shall not be so obligated to file such reports with the Commission if the Commission does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Notes, including by posting such reports on the primary website of the Issuer or its Subsidiaries, in addition to providing such information to the Trustee and the holders at the times the Issuer would be required to file such information with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act as a non-accelerated filer.  The Issuer also shall comply with the other provisions of TIA Section 314(a).

Notwithstanding the foregoing, to the extent permitted by the rules and regulations of the Commission, reports provided pursuant to this covenant shall not be required to comply with (a) sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, and Items 307, 308 and 402 of Regulation S-K; or (b) Regulation G under the Exchange Act or item 10(e) of Regulation S-K with respect to any non-GAAP financial contained therein.  In addition, notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the Holders if the Issuer has filed such reports with the Commission via the EDGAR filing system (or any successor system) and such reports are publicly available; provided, however, that the Trustee shall have no obligation to determine whether or not the Issuer shall have made such filings.

If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries or there are any Liberty Subsidiaries, then the annual and quarterly financial information required by this Section 4.10 will include a reasonably detailed presentation, either on the face of the financial statements or the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Issuer’s Unrestricted Subsidiaries and/or Liberty Subsidiaries.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

In addition, for so long as any Notes remain outstanding, the Issuer shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.”

(h)                                 Section 4.13 of the Original Indenture is amended and restated to read in full as follows:

“Section 4.13                       Limitation on Restricted Payments.

The Issuer shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of and after giving effect to, such proposed Restricted Payment:  (a) a Default or an Event of Default shall have occurred and be continuing, (b)  the Issuer could not Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the first paragraph of Section 4.11, or (c) the aggregate amount of such Restricted Payment and all other Restricted Payments made since February 17, 2004 (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:  (i) the excess of (A) Cumulative EBITDA over (B) the product of 1.5 and Cumulative Interest Expense, (ii) Capital Stock Sale Proceeds, (iii) the amount by which Indebtedness of the Issuer or any Restricted Subsidiary is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to the Issue Date of any Indebtedness of the Issuer or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Issuer (less the amount of any cash or other Property distributed by the Issuer or any Restricted Subsidiary upon conversion or exchange), (iv) an amount equal to the net reduction in Investments made by the Issuer and its Restricted Subsidiaries subsequent to the Issue Date in any Person resulting from (A) dividends, repayment of loans or advances, or other transfers or distributions of Property (but only to the extent the Issuer excludes such transfers or distributions from the calculation of Cumulative EBITDA for purposes of clause (c)(i)(A) above), in each case to the Issuer or any Restricted Subsidiary from any Person or (B) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, not to exceed, in the case of (A) or (B) of this subclause (iv), the amount of such Investments previously made by the Issuer and its Restricted Subsidiaries in such Person or such Unrestricted Subsidiary which were treated as Restricted Payments and (v) the amount of any dividend, distribution or capital contribution received by the Issuer or a Restricted Subsidiary from a Liberty Subsidiary (without duplication of amounts included in clause (i) to the extent such dividend, distribution or capital contribution increases Cumulative EBITDA); provided that at the time of such dividend, distribution or capital contribution and after giving effect thereto, the Consolidated Net Asset Test would be satisfied.

Notwithstanding the foregoing limitation, the Issuer and its Restricted Subsidiaries may:

(1)                                 pay dividends on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with this Indenture,

(2)                                 redeem, repurchase, defease, acquire or retire for value, any Indebtedness subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes with the proceeds of any Indebtedness that is Permitted Refinancing Indebtedness in respect of such subordinated Indebtedness,

(3)                                 acquire, redeem or retire Capital Stock of the Issuer or Indebtedness subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Issuer or an employee stock ownership plan or other trust established by the Issuer or any Subsidiary of the Issuer),

(4)                                 make Investments in Persons the primary businesses of which are Related Businesses (other than Investments in the Capital Stock of the Issuer) in an amount at any time outstanding not to exceed $35 million in the aggregate for all such Investments made in reliance upon this clause (4),

(5)                                 purchase or redeem Capital Stock in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees of Parent, the Issuer or one of its Subsidiaries; provided, however, that the amount paid in connection with all such redemptions or repurchases pursuant to this clause (5) shall not exceed in any fiscal year $10 million (with unused amounts in any fiscal year permitted to be applied in any subsequent fiscal year),

(6)                                 declare and pay dividends to, or make loans to, any direct or indirect parent company of the Issuer (including the Parent) for the purpose of paying: (A) franchise and similar taxes, and other fees and expenses, required to maintain their corporate existence, (B) for any taxable period for which the Issuer and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which such direct or indirect parent of the Issuer is the common parent (a “Tax Group”), the portion of any U.S. federal, state or local income taxes (as applicable) of such Tax Group that are attributable to the income of the Issuer and/or its Subsidiaries, provided that (i) the amount of such dividends or other distributions for any taxable period shall not exceed the amount of such taxes that the Issuer and/or its applicable Subsidiaries would have paid had the Issuer and/or such Subsidiaries been a stand-alone taxpayer (or a stand-alone group) and (ii) dividends or other distributions in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Issuer or any of its Restricted Subsidiaries for such purpose, (C) customary salary, bonus and other benefits payable to officers and any indemnification obligations of, officers, directors and employees or former officers, directors or employees of any direct or indirect parent of the Issuer (including the Parent) to the extent such salaries, bonuses, indemnification obligations and other benefits are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries, (D) general corporate overhead expenses of any direct or indirect parent of the Issuer (including the Parent) to the extent such expenses are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries, and (E) fees and expenses incurred by any direct or indirect parent company of the Issuer (including the Parent) in connection with any unsuccessful equity issuances or incurrence of Indebtedness to the extent the net proceeds thereof are intended to be contributed to the Issuer,

(7)                                 subject to no Default or Event of Default having occurred and be continuing at the time of such Restricted Payment or as a result thereof, make additional Restricted Payments up to an aggregate amount of $65 million,

(8)                                 distribute to Parent dividends or distributions from the proceeds of dividends or distributions received by the Issuer or a Restricted Subsidiary from LV Bridge to satisfy Parent’s obligations under or with respect to the Charter Exchangeable Debentures, and

(9)                                 make Restricted Payments between or among the Issuer, Restricted Subsidiaries and Liberty Subsidiaries for cash management purposes in the ordinary course of business.

Any payments made pursuant to clauses (2) through (9) of the immediately preceding paragraph shall be excluded from the calculation of the aggregate amount of Restricted Payments made after the Issue Date; provided, however, that the proceeds from the issuance of Capital Stock pursuant to clause (3) of the immediately preceding paragraph shall not constitute Capital Stock Sale Proceeds for purposes of clause (c)(ii) of the first paragraph of this Section 4.13.”

(i)                                     Section 4.14 of the Original Indenture is amended and restated to read in full as follows:

“Section 4.14                       Limitation on Transactions with Affiliates.

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, lease or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Issuer (including any Liberty Subsidiary) (an “Affiliate Transaction”) unless:

(a)                                 the terms of such Affiliate Transaction are no less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Issuer or such Restricted Subsidiary, and

(b)                                 with respect to an Affiliate Transaction involving aggregate payments or Fair Market Value in excess of $25 million, the Board of Directors of the Issuer (including a majority of the disinterested members of the Board of Directors of the Issuer) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a) of this paragraph as evidenced by a Board Resolution.

Notwithstanding the foregoing limitation, the Issuer may enter into or suffer to exist the following:

(i)                                     any transaction pursuant to any contract in existence on the Issue Date on the terms of such contract as in effect on the Issue Date;

(ii)                                  any transaction or series of transactions between the Issuer and one or more of its Restricted Subsidiaries or between two or more of its Restricted Subsidiaries;

(iii)                               any Restricted Payment permitted to be made pursuant to Section 4.13;

(iv)                              the payment of compensation (including, amounts paid pursuant to employee benefit plans) for the personal services of, and indemnification arrangements for, officers, directors and employees of Parent, the Issuer or any of its Restricted Subsidiaries, so long as the Board of Directors of the Issuer in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or fees to be fair consideration therefor;

(v)                                 loans and advances to employees of Parent, the Issuer or a Restricted Subsidiary made in the ordinary course of business and consistent with past practice of Parent, the Issuer or such Restricted Subsidiary, as the case may be, provided, that such loans and advances do not exceed in the aggregate $6 million at any one time outstanding;

(vi)                              agreements pursuant to any tax sharing arrangements among Parent, the Issuer and its Subsidiaries that are substantially similar to the tax sharing arrangements in place as of the Issue Date; and

(vii)                           any transaction or series of transactions (including any contract or agreement) with any Liberty Subsidiary contemplated by, or entered into pursuant to or in connection with, the Reorganization Agreement (including any tax sharing arrangements).”

(j)                                          Section 4.18 of the Original Indenture is amended and restated to read in full as follows:

“Section 4.18                       Limitation on Restrictions on Distributions from Restricted Subsidiaries or Liberty Subsidiaries.

The Issuer will not, and will not permit any of its Restricted Subsidiaries or Liberty Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, or enter into any agreement with any Person that would cause to become effective, any consensual encumbrance or restriction on the ability of any Restricted Subsidiary or Liberty Subsidiary to:

(a)                                 pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Indebtedness or other obligation owed, to the Issuer or any other Restricted Subsidiary or Liberty Subsidiary,

(b)                                 make any loans or advances to the Issuer or any other Restricted Subsidiary or Liberty Subsidiary,

(c)                                  transfer any of its Property to the Issuer or any other Restricted Subsidiary or, in the case of a Liberty Subsidiary, to any other Liberty Subsidiary, or

(d)                                 if such Restricted Subsidiary or Liberty Subsidiary is a Guarantor, provide a Note Guarantee,

except such limitation will not apply (1) with respect to clauses (a), (b), (c) and (d), to encumbrances and restrictions (i) in existence under or by reason of any agreements in effect on the Issue Date, (ii) relating to Indebtedness of a Restricted Subsidiary or Liberty Subsidiary and existing at such Subsidiary at the time it became a Subsidiary if, in the case of a Restricted Subsidiary only, such encumbrance or restriction was not created in connection with or in anticipation of the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer, (iii) any encumbrance or restriction pursuant to Indebtedness of a Restricted Subsidiary or Liberty Subsidiary, which in the good faith judgment of the Issuer will not impair the Issuer’s ability to make required payments of interest and principal on the Notes when due, (iv) which result from the extension, renewal, refinancing, replacement, refunding or amendment of an agreement referred to in the immediately preceding clauses (1)(i) and (ii) above and in clauses (2)(i) and (ii) below, provided, such encumbrance or restriction is no more restrictive to such Restricted Subsidiary or Liberty Subsidiary and is not materially less favorable to the holders of Notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced, replaced, refunded or amended, or (v) any encumbrance or restriction relating to Indebtedness permitted to be Incurred by a Liberty Subsidiary pursuant to Section 4.23(1), and (2) with respect to clause (c) only, to (i) any encumbrance or restriction relating to Indebtedness that is permitted to be Incurred and secured pursuant to Sections 4.11 and 4.16 that limits the right of the debtor to dispose of the assets or Property securing such Indebtedness, (ii) any encumbrance or restriction in connection with an acquisition of Property, so long as such encumbrance or restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition, (iii) customary provisions restricting subletting or assignment of leases of the Issuer or any Restricted Subsidiary or Liberty Subsidiary and customary provisions in other agreements that restrict assignment of such agreements or rights thereunder, or (iv) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sales.”

(k)                                 Section 4.19 of the Original Indenture is amended and restated to read in full as follows:

“Section 4.19                       Limitation on Guarantees of Certain Indebtedness.

(a)                                 The Issuer shall not permit (i) any Restricted Subsidiary that is not a Guarantor to issue Capital Debt Securities or Guarantee any Capital Debt Securities issued by the Issuer or another Restricted Subsidiary or (ii) any Liberty Subsidiary that is not a Guarantor to Guarantee any Capital Debt Securities issued by the Issuer or a Restricted Subsidiary, unless such Subsidiary, the Issuer and the Trustee execute and deliver a supplemental indenture causing such Subsidiary to guarantee the Notes (the “Note Guarantee”) in accordance with Section 10.5. Upon execution and delivery of such supplemental indenture, such Subsidiary shall be a Guarantor for all purposes of this Indenture.

(b)                                 The Note Guarantee of a Restricted Subsidiary or Liberty Subsidiary will be released upon (i) the sale of all of the Capital Stock, or all or substantially all of the assets, of the applicable Guarantor (in each case other than to the Issuer or a Guarantor), including but not limited to, by way of merger or consolidation with another Person, in accordance with the requirements of this Indenture (including, without limitation, in the event of a sale of the Capital Stock or assets of a Restricted Subsidiary that is the Guarantor, that the Net Available Cash is applied in accordance with Section 4.17), (ii) the designation by the Issuer of the applicable Guarantor as an Unrestricted Subsidiary in accordance with the requirements of this Indenture, or (iii) the release or discharge of the Guarantee by such Guarantor with respect to the Capital Debt Securities which resulted in the creation of such Note Guarantee, except a discharge or release by or as a result of payment under such Guarantee, or the payment in full of the Capital Debt Securities issued by such Guarantor which resulted in the creation of such Note Guarantee.

(c)                                  The Trustee shall, at the sole cost and expense of the Issuer, upon receipt of a request by the Issuer accompanied by an Officer’s Certificate certifying as to the compliance with paragraph (b) of this Section, execute and deliver an appropriate instrument evidencing such release. Any Guarantor not so released remains liable for the full amount of principal of and interest on the Notes and the other obligations of the Issuer provided herein.”

(l)                                     Section 4.21 of the Original Indenture is amended and restated to read in full as follows:

“Section 4.21                       Suspension of Certain Covenants.

(a)                                 If, on any date following the Issue Date, the Notes have achieved Investment Grade Status and no Default or Event of Default has occurred and is continuing under this Indenture, then, beginning on that day and continuing until the Reversion Date (as defined below) (the “Suspension Period”), the Issuer will not be subject to Sections 4.11, 4.13, 4.14, 4.17, 4.18, 4.23 and 5.1(3) (collectively, the “Suspended Covenants”).

In addition to the forgoing, during any Suspension Period, the Issuer will no longer be permitted to designate any Restricted Subsidiary or any Liberty Subsidiary as an Unrestricted Subsidiary.

(b)                                 In the event that the Issuer and its Restricted Subsidiaries and Liberty Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the Notes cease to have Investment Grade Status, then the Suspended Covenants will apply with respect to events occurring following the Reversion Date (unless and until the Notes subsequently attain an Investment Grade Status, in which case the Suspended Covenants will again be suspended for such time that the Notes maintain an Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind will be deemed to exist with respect to the Suspended Covenants, and none of the Issuer or any of its Subsidiaries will bear any liability, for any actions taken or events occurring during a Suspension Period and before any related Reversion Date, or any actions taken at any time pursuant to any contractual obligation or binding commitment arising prior to such Reversion Date, regardless of whether those actions or events would have been permitted if the applicable Suspended Covenant had remained in effect during such period.

(c)                                  On each Reversion Date, all Indebtedness Incurred during the Suspension Period prior to such Reversion Date will be deemed to be Indebtedness outstanding on the Issue Date.  Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.13 will be made as though

Section 4.13 had been in effect since the Issue Date and prior, but not during, the Suspension Period.  Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under the first paragraph of Section 4.13.  In addition, for purposes of the other Suspended Covenants all agreements entered into and all actions taken during the Suspension Period, including, without limitation, the incurrence of Indebtedness shall be deemed to have been taken or to have existed prior to the Issue Date.

(d)                                 The Issuer shall deliver promptly to the Trustee an Officer’s Certificate notifying it of any Suspension Period or any Reversion Date under this Section 4.21.”

(m)                             Section 4.22 of the Original Indenture is amended and restated to read in full as follows:

“Section 4.22                       Designation of Restricted, Unrestricted and Liberty Subsidiaries.

(a)                                 The Issuer may designate any Subsidiary (including, without limitation, any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein, but not including a Liberty Subsidiary) as an “Unrestricted Subsidiary” (a “Designation”) only if (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and (ii) the Issuer would be permitted to make a Restricted Payment at the time of Designation (assuming the effectiveness of such Designation) in an amount equal to the Issuer’s proportionate interest in the Fair Market Value of such Subsidiary on such date (as determined in good faith by the Issuer).

At the time of Designation all of the Indebtedness of such Unrestricted Subsidiary shall consist of, and will at all times thereafter consist of, Non-Recourse Indebtedness, and neither the Issuer nor any Restricted Subsidiary shall at any time have any direct or indirect obligation to (x) make additional Investments (other than Permitted Investments) in any Unrestricted Subsidiary; (y) maintain or preserve the financial condition of any Unrestricted Subsidiary or cause any Unrestricted Subsidiary to achieve any specified levels of operating results; or (z) be party to any agreement, contract, arrangement or understanding with any Unrestricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained, in light of all the circumstances, at the time from Persons who are not Affiliates of the Issuer.  If, at any time, any Unrestricted Subsidiary would violate the foregoing requirements, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

(b)                                 The Issuer may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) if (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Revocation; and (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this Indenture.

(c)                                  After the Contribution Effective Time, the Issuer may designate any Subsidiary (including, without limitation, any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) as a “Liberty Subsidiary” (a “Liberty Subsidiary Designation”) only if (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and (ii) such Subsidiary is owned by Issuer, a Restricted Subsidiary or a Liberty Subsidiary and its assets (x) consist of, or were purchased with proceeds of, Contributed Ventures Assets or (y) are purchased with proceeds of borrowings made by a Liberty Subsidiary or secured by Contributed Ventures Assets.

At the time of a Liberty Subsidiary Designation all of the Indebtedness of such Liberty Subsidiary shall consist of, and will at all times thereafter consist of, Non-Recourse Indebtedness, and neither the Issuer nor any Restricted Subsidiary shall at any time have any direct or indirect obligation to (x) make additional Investments (other than Permitted Investments) in any Liberty Subsidiary; (y) maintain or preserve the financial condition of any Liberty Subsidiary or cause any Liberty Subsidiary to achieve any specified levels of operating results; or (z) be party to any agreement, contract, arrangement or understanding with such Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are in compliance with this Indenture.

The Issuer may redesignate (a “Redesignation”) any Liberty Subsidiary (A) as a Restricted Subsidiary if (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Redesignation; and (b) all Liens and Indebtedness of such Liberty Subsidiary outstanding immediately following such Redesignation would, if Incurred at such time, have been permitted to be Incurred by a Restricted Subsidiary for all purposes of this Indenture or (B) as an Unrestricted Subsidiary if (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Redesignation; (b) all Liens and Indebtedness of such Liberty Subsidiary outstanding immediately following such Redesignation would, if Incurred at such time, have been permitted to be Incurred by an Unrestricted Subsidiary for all purposes of this Indenture; and (c) after giving effect thereto the Consolidated Net Asset Test would be satisfied.

(d)                                 All Designations, Revocations, Liberty Subsidiary Designations and Redesignations will be evidenced to the Trustee by filing with the Trustee a copy of the Board Resolution giving effect to such Designation, Revocation, Liberty Subsidiary Designation or Redesignation and an Officer’s Certificate certifying (i) that such Designation, Revocation, Liberty Subsidiary Designation or Redesignation complies with the foregoing provisions and (ii) giving the effective date of such Designation, Revocation, Liberty Subsidiary Designation or Redesignation, such filing with the Trustee to occur within 75 days after the end of the fiscal quarter of the Issuer in which such Designation, Revocation, Liberty Subsidiary Designation or Redesignation is made (or in the case of a Designation, Revocation, Liberty Subsidiary Designation or Redesignation made during the last fiscal quarter of the Issuer’s fiscal year, within 120 days after the end of such fiscal year).”

(n)                                 Article IV of the Original Indenture is amended by adding a new Section 4.23 as follows:

“Section 4.23                       Limitation on Activities of Liberty Subsidiaries.

The Issuer shall not permit any Liberty Subsidiary to, directly or indirectly:

(1)                                 Incur any Indebtedness; provided that (i) a Liberty Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect thereto and the receipt and application of the proceeds thereof, the Consolidated Net Asset Test would be satisfied and (ii) Permitted Liberty Indebtedness may be Incurred;

(2)                                 (i) make any Restricted Payment of the type specified in clause (i) of the definition thereof if such Liberty Subsidiary is not wholly owned by the Issuer or a Restricted Subsidiary, unless after giving effect thereto and the Incurrence of any Indebtedness in connection therewith either (a) the Consolidated Net Asset Test would be satisfied or (b) such dividend or distribution is for the purpose of paying, for any taxable period for which the income or loss of such Liberty Subsidiary is included on a consolidated, combined or similar income tax return for U. S. federal and/or state or local income tax purposes, which return also includes the income or loss of the Issuer or a Restricted Subsidiary, the portion of any U.S. federal, state or local income taxes (as applicable) shown on such return that are attributable to the income of such Liberty Subsidiary; provided that in the case of this clause (b) the amount of such dividends or other distributions for any taxable period shall not exceed the amount of such taxes that such Liberty Subsidiary would have paid had it been a stand-alone taxpayer (or its income or loss was included in a stand-alone group) or (ii) make any Restricted Payments of the type specified in clauses (ii) or (iii) of the definition thereof as it relates to equity interests of the Issuer or Parent or subordinated Indebtedness of the Issuer or any Guarantor (provided that any Liberty Subsidiary that is a Guarantor may make regularly scheduled payments on any of its subordinated Indebtedness);

(3)                                 consummate any Asset Sale; provided that a Liberty Subsidiary may (i) consummate any Asset Sale if on the date thereof and after giving effect thereto and any associated prepayment or repayment of Indebtedness, either (x) the Consolidated Net Asset Test would be satisfied or (y) such Asset Sale would not result in any decrease to the Consolidated Net Assets of the Liberty Subsidiaries, (ii) consummate any Asset Sale solely with one or more other Liberty Subsidiaries, (iii) issue Capital Stock to the Issuer, a Restricted Subsidiary or another Liberty Subsidiary, (iv) consummate a disposition in the form of or a Restricted Payment permitted to be made pursuant to Section 4.23(2) above or (v) consummate a disposition of any capital stock that represent “reference shares” under the Charter Exchangeable Debentures to satisfy Parent’s obligations under or with respect to the Charter Exchangeable Debentures; provided that any Asset Sale of the Capital Stock of GCI Holdings consummated by a Liberty Subsidiary (other than to another Liberty Subsidiary) shall be subject to the requirements of Section 4.17 as if such Liberty Subsidiary were a Restricted Subsidiary under such section; and provided further than any disposition of Capital Stock which secures Indebtedness permitted to be Incurred by a Liberty Subsidiary pursuant to Section 4.23(1) to satisfy any obligation of such Liberty Subsidiary with respect to such Indebtedness shall not be deemed a breach of this clause (3); or

(4)                                 Incur or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, or any interest therein, or any income or profits therefrom to secure Indebtedness of the Issuer or a Guarantor without making effective provision whereby the Notes will be secured by such Lien equally and ratably (provided that a Liberty Subsidiary that is a Guarantor may incur or suffer to exist a Lien upon any of its Property to secure its own obligations, without making such provision).

In addition, and notwithstanding anything to the contrary set forth herein, neither the Issuer nor any Restricted Subsidiary shall sell or otherwise dispose of the Capital Stock of a Liberty Subsidiary (other than to the Issuer or a Restricted Subsidiary) unless on the date of any such sale or other disposition and after giving effect thereto and any associated prepayment or repayment of Indebtedness, the Consolidated Net Asset Test would be satisfied.

(o)           Section 5.1 of the Original Indenture is amended and restated to read in full as follows:

“Section 5.1          Merger, Consolidation and Sale of Assets.

The Issuer will not merge or consolidate with or into any other entity (other than a merger of a wholly owned Restricted Subsidiary into the Issuer) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its Property in any one transaction or series of transactions unless:

(1)           the entity formed by or surviving any such consolidation or merger (if the Issuer is not the surviving entity) or the Person to which such sale, transfer, assignment, lease, conveyance or other disposition is made (the “Surviving Entity”):

(x)           shall be a corporation, limited liability company or similar entity organized and existing under the laws of the United States of America or a State thereof or the District of Columbia; and

(y)           such corporation, limited liability company or similar entity expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, limited liability company or similar entity, the due and punctual payment of the principal of, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of this Indenture to be performed by the Issuer;

(2)           immediately before and after giving effect to such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing;

(3)           immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions), (i) the Issuer or the Surviving Entity, as the case may be, would be able to Incur at least $1.00 of additional Indebtedness under clause (a) of the first paragraph of Section 4.11 or (ii) the Total Leverage Ratio for the Issuer or the Surviving Entity, as the case may be, and its Restricted Subsidiaries would not be less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction; and

(4)           in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the Issuer’s Property, such Property shall have been transferred as an entirety or virtually as an entirety to one Person.

In connection with any consolidation, merger or transfer contemplated by the paragraph above, the Issuer shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an

Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer, assignment, lease, conveyance or other disposition and the supplemental indenture in respect thereof comply with the paragraph above and that all conditions precedent therein provided for relating to such transaction or transactions have been complied with.

No Guarantor shall consolidate or merge with or into, or transfer all or substantially all of its assets to, another Person (other than the Issuer or a Guarantor) unless either the Note Guarantee of such Guarantor is being released in accordance with Section 4.19 or:  (i) either (A) such Guarantor shall be the continuing Person, or (B) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor), or to which any such transfer shall have been made, is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States, any State thereof or the District of Columbia; (ii) the surviving Person (if other than such Guarantor) expressly assumes by supplemental indenture all the obligations of such Guarantor under its Note Guarantee and this Indenture; and (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.”

(p)           The heading of Section 5.2 of the Original Indenture is amended and restated to read as follows:

“Section 5.2          Successor Entity Substituted.”

(q)           Section 8.3 of the Original Indenture is amended and restated to read in full as follows:

“Section 8.3          Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from its obligations under Sections 3.9, 3.10, 4.5, 4.7, 4.8 and 4.10 through 4.23 hereof, inclusive, and Section 5.1(2) with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified above the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Section 6.1(3), Section 6.1(4), Section 6.1(5), Section 6.1(6) (other than with respect to the Issuer), Section 6.1(7) (other than with respect to the Issuer), Section 6.1(8) and Section 6.1(9) hereof shall not constitute Events of Default.”

(r)            Section 9.1 of the Original Indenture is amended and restated to read in full as follows:

“Section 9.1          Without Consent of Holders of Notes.

Notwithstanding Section 9.2 of this Indenture, the Issuer and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder of a Note:

(a)           to provide for the assumption by a successor corporation of the obligations of the Issuer under this Indenture;

(b)           to add Note Guarantees;

(c)           to release Guarantors when permitted by this Indenture;

(d)           to provide for security for the Notes (including provisions for the release of such security);

(e)           to add to the covenants of the Issuer;

(f)            to surrender any right or power conferred upon the Issuer;

(g)           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(h)           to make any change that does not adversely affect the rights of any Holder;

(i)            to cure any ambiguity, omission, defect or inconsistency;

(j)            to conform the text of this Indenture, the Note Guarantees or the Notes to any provision under the heading “Description of the Notes” in the Offering Memorandum, as modified by the Consent Solicitation Statement; and

(k)           comply with the requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA.

Upon request of the Issuer, accompanied by a resolution of the Board of Directors (evidenced by an Officer’s Certificate) authorizing the execution of any such amended or supplemented indenture, and upon receipt by the Trustee of the documents described in Section 7.2 hereof, the Trustee shall join with the Issuer in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulation that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. In formulating its opinion on such matters, the Trustee shall be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an Opinion of Counsel.”

SECTION 4.         Amendments to Original Indenture to Take Effect On Date of Supplemental Indenture.

From and after the date of this Supplemental Indenture, for all purposes of the Original Indenture, this Supplemental Indenture and the Notes:

(a)           The definition of the term “EBITDA” in Section 1.1 of the Original Indenture is amended and restated to read in full as follows:

“EBITDA” means, for any Person, for any period, an amount equal to:  (A) the sum of:  (i) Consolidated Net Income for such period, plus (ii) to the extent deducted in arriving at Consolidated Net Income for such period, the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, (iii) to the extent deducted in arriving at Consolidated Net Income for such period, Consolidated Interest Expense for such period, (iv) to the extent deducted in arriving at Consolidated Net Income for such period, depreciation for such period on a consolidated basis, (v) to the extent deducted in arriving at Consolidated Net Income for such period, amortization of intangibles for such period on a consolidated basis, (vi) to the extent deducted in arriving at Consolidated Net Income for such period, reasonable and customary fees and expenses incurred or paid in connection with the consummation of acquisition transactions not prohibited by the terms of this Indenture, (vii) to the extent deducted in arriving at Consolidated Net Income for such period, fees and expenses incurred or paid in connection with the negotiation and consummation of the Transactions and the other transactions contemplated by the Reorganization Agreement, including consent solicitations to noteholders, amendments to Credit Facilities, the issuance of the Charter Exchangeable Debentures and replacement financings, (viii) to the extent deducted in arriving at Consolidated Net Income for such period, any other non-cash items reducing Consolidated Net Income for such period, minus (B) to the extent included in arriving at Consolidated Net Income for such period, all non-cash items increasing Consolidated Net Income for such period, all for such Person and its Subsidiaries determined in accordance with GAAP consistently applied, except that with respect to the Issuer each of the foregoing items shall be determined on a consolidated basis with respect to the Issuer and its Restricted Subsidiaries only.

(b)           Section 1.1 of the Original Indenture is amended by adding the following defined terms in appropriate alphabetical order:

“Charter Exchangeable Debentures” means either (i) the Parent’s 1.75% Exchangeable Debentures due 2046 to be issued by Parent to LI LLC in connection with the Transactions or (ii) LI LLC’s 1.75% Exchangeable Debentures due 2046, together, in an aggregate principal amount of up to $750,000,000, and any refinancings or replacements thereof.

“Contribution Effective Time” has the meaning assigned thereto in the Reorganization Agreement.

“Liberty” means Liberty Interactive Corporation, a Delaware corporation, and its successors.

“LI LLC” means Liberty Interactive LLC, a Delaware limited liability company, and its successors.

“Reorganization Agreement” means the Agreement and Plan of Reorganization, dated as of April 4, 2017, among Liberty, LI LLC and GCI, as amended, restated, supplemented or otherwise modified on or prior to the Contribution Effective Time.

“Transactions” has the meaning assigned to such term in the Reorganization Agreement, together with the Reincorporation Merger (as defined in the Reorganization Agreement).

SECTION 5.         Global Notes.

Effective as of the date of this Supplemental Indenture, each Global Note shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Note consistent with the terms of the Original Indenture as amended by the amendments to the Original Indenture as set forth in Section 4 of this Supplemental Indenture.  Effective as of the Supplemental Indenture Effective Date, each Global Note shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Note consistent with the terms of the Original Indenture as amended by the amendments to the Original Indenture set forth in Section 3 of this Supplemental Indenture.

SECTION 6.         Ratification and Effect.

Except as hereby expressly amended, the Original Indenture is in all respects ratified and confirmed and all of the terms, provisions and conditions thereof shall be and remain in full force and effect.  Upon and after the date of this Supplement Indenture and the Supplemental Indenture Effective Date, as applicable, the Original Indenture shall be supplemented in accordance herewith, this Supplemental Indenture shall form a part of the Original Indenture for all purposes and each reference in the Original Indenture to the Indenture shall mean and be a reference to the Original Indenture as amended hereby.

SECTION 7.         Governing Law.

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 8.         The Trustee.

The recitals in the Supplemental Indenture shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness.  The Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or sufficiency of this Supplemental Indenture.  The Trustee shall be under no duty whatsoever to make any determination whether any execution, modification, amendment, supplement or confirmation to any document is necessary to implement such amendments and waivers, including those contained herein, and shall be entitled to conclusively rely on the documentation required to be provided under the terms of the Indenture in a form reasonably satisfactory to the Trustee.

SECTION 9.         Conflicts.

To the extent of any inconsistency between the terms of the Original Indenture or the Notes and this Supplemental Indenture, the terms of this Supplemental Indenture will control.

SECTION 10.       Miscellaneous.

This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Original Indenture set forth herein.  All covenants and agreements in this Supplemental Indenture given by the parties hereto shall bind their successors.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.  The section headings are for convenience only and shall not affect the construction hereof.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement, binding on the parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

GCI, INC.

By:	/s/ Peter J. Pounds
Name: Peter J. Pounds
Title: Senior Vice President and Chief Financial Officer

MUFG UNION BANK, N.A., as Trustee

By:	/s/ Marion Zinowski
Name: Marion Zinowski
Title: Vice President

Signature Page to Supplemental Indenture